LLEX:NYSE American LILIS ENERGY ANNOUNCES 2018 FOURTH QUARTER AND FULL-YEAR RESULTS AND PROVIDES 2019 OUTLOOK AND GUIDANCE Management to Review Financial Results and Provide an Operations Update on Conference Call Webcast at 11:00 a.m. ET on Friday, March 8, 2019 HOUSTON, TEXAS – March 7, 2019 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas and Southeastern New Mexico, today announced its 2018 fourth-quarter and full-year results and 2019 outlook and guidance. The Company has provided a detailed presentation on its website. Ronald D. Ormand, Chairman and Chief Executive Officer, commented, “Lilis demonstrated significant operational and financial growth in 2018. We made significant progress on all of our strategic objectives set out for 2018, despite difficult market conditions. Production, notably oil, proved reserves and EBITDAX substantially increased. More recently, we substantially improved and simplified our balance sheet with a transformative transaction which significantly reduces leverage and increases our liquidity position, while concurrently increasing our borrowing base to $125 million. We believe this transformative transaction positions the Company prudently to pursue our strategic goals, while allowing for patient and methodical development of our high-quality assets.” “Our 2019 development plan prioritizes project-level rate of return, cash flow maximization, and allows for flexibility in capital spending based on changing market conditions. We are targeting cash flow neutrality in the second half of 2019 and production increases with reduced capex of almost 50% compared to 2018. We expect to see continued increasing cost improvements as benefits from infrastructure, transportation agreements and capital efficiencies executed in 2018 are realized.” “We are extremely pleased with our 2018 and 2019 year-to-date accomplishments. We are very confident in the value of our assets and the outlook of the Company,” concluded Mr. Ormand. 2018 Highlights and Achievements: Continued Strong Performance and Growth • Full-year 2018 average daily production increase of 215% over 2017, despite gas infrastructure challenges • Oil, natural gas, and NGL sales revenue increased 225% in 2018 from 2017, to $70.2 million • Reduced lease operating expenses (LOE) to $7.64 per Boe in 2018 from $10.14 per Boe in 2017, with continued improvement expected in 2019 • Full-year 2018 Adjusted EBITDAX of $35 million, up significantly over the prior year • 2018 D&C capex in-line with Company guidance of $100 million • F&D costs per Boe reduced to $6.22 per Boe • Reduced G&A per Boe by 79% Successful Execution of Operational Goals • Spud 16 gross wells and completed 15 gross wells in the Wolfcamp A, B, XY, 2nd and 3rd Bone Spring; continuing the strategy of delineating and de-risking the acreage position both geographically and geologically • Continue to drill some of the most prolific wells in the Permian’s Delaware Basin • Infrastructure agreements executed in 2018 provide significant revenue enhancements, cost savings, access to crude pricing in the Gulf Coast markets in 2019, and more consistent production flowing to sales

Improved Liquidity and Access to Capital • Successfully executed a new Senior Secured Revolving Credit Facility and partial conversion during 4Q18 • Reduced leverage through repayment of the Company’s previously existing $50 million First Lien Term Loan and partial conversion of its Second Lien Term Loan, in conjunction with the closing of the new revolving credit facility • Obtained $52.5 million of non-dilutive capital from infrastructure transactions Consistent Growth of Proved Reserves • Year-end proved reserves were 42.7 MMBoe, representing a year-over-year increase of 273% • Total proved PV-10 increased 367% in 2018 over 2017, to $328 million (1) • Liquids-rich proved reserves base, with crude oil representing approximately 82% of future reserve base projected revenues Recent Events: Balance Sheet Recapitalization • The Company completed a transformative transaction by converting the remaining Second Lien Loan with a claim value of approximately $133.6 million for a combination of preferred and common stock • Reduced leverage and substantially improved the Company’s capital structure • Extinguished all dilutives linked to the second lien loan and the Series C & D preferred stock instruments, with a net reduction of 12 million shares • Borrowing base redetermination process resulted in a borrowing base increase to $125 million, providing additional liquidity 2019 Outlook and Guidance As a result of the recapitalization of the Company’s balance sheet, Lilis’ 2019 development plan affords the Company flexibility with respect to adjusting capital spending based on market conditions and the Company’s strategic plan. Currently, the 2019 D&C capital budget ranges from $50-$60 million and assumes a one-rig operated program, representing a D&C reduction of approximately 50% from 2018. In addition, the development plan provides for growth of production and cash flow utilizing one rig. Management reacted decisively to market conditions and slowed down drilling and completions activity in late 2018. The Company was able to delay capex, in part, due to the flexibility related to its vendor contracts. As a result, the Company has six DUC’s which are currently being completed. The Company has the ability to adjust capital expenditures in the second half of 2019 based on market conditions. Management is targeting cash flow neutrality in the second half of 2019 and expects to see continued cost improvement as benefits from infrastructure and transportation agreements, executed in 2018, are realized throughout the year. The Company will continue to focus on trades and acquisitions that enhance its existing operated position and are otherwise accretive to bigger-picture strategic considerations. Projected capital expenditures do not include any acquisitions. 2019 Estimates: • 2019 annual oil production of 4.2-4.6 MBbls/d • Q1 2019 oil production of 3.4-3.6 MBbls/d • Planned D&C capital expenditures to range from $50-$60 million • Running a 1-rig operated program with the flexibility to increase as commodity prices and liquidity warrant • Capex includes completion of 6 gross DUC wells (3.9 net) and 7 gross development plan wells (3.8 net), for a total of 13 gross (7.8 net) wells for the year • Plan to place 10 gross (7.2) net wells on production during 2019 • Average lateral lengths to range from 1.5 mile to 2.0 miles • Balance sheet flexibility provides the ability to flex to 2 rigs in the second half of 2019, with priority given to New Mexico block offsetting recent private company well results

Additional details are provided in the earnings presentation, which is available on the Company website. Financial Overview: As reported in the Company’s Form 10-K filed on March 7, 2019, total revenue was approximately $70.2 million, for the twelve months ended December 31, 2018, as compared to approximately $21.6 million, for the year ended December 31, 2017, representing an increase of approximately $48.6 million, or 225%. The higher revenues were primarily driven by an increase in liquid heavy production from the Company’s Delaware Basin properties. Lilis’ production during the year ended December 31, 2018, increased from 575 MBoe in 2017 to 1,812 MBoe in 2018, an increase of 215%. This increase in production was primarily attributable to 15 additional gross wells being completed and placed on production. Production costs were approximately $13.8 million for the twelve months ended December 31, 2018, compared to approximately $5.8 million for the twelve months ended December 31, 2017, an increase of approximately $8.0 million. Production costs per Boe decreased to $7.64 for the year ended December 31, 2018 from $10.14 for the year ended December 31, 2017, a decrease of $2.50 per Boe, or 25%. The decrease in production costs was primarily due to increased production volumes associated with the producing wells and lower water disposal costs in the Delaware Basin. During the fourth quarter of 2018, total sales increased by 4 MBoe/d, or 203%, to 6 MBoe/d compared to the fourth quarter of 2017, while oil and liquids sales increased, 2.8 MBbls/d, or 177%, to 4.4 MBbls/d as compared to the fourth quarter of 2017. Lilis expects to continue to focus on optimizing costs during 2019 as the impact of previously executed infrastructure agreements are realized. Delaware Basin Operational Overview: The Company continues the strategy of delineating and de-risking its acreage position, further validating the strength of its Delaware Basin position. The Company continues to drill some of the best wells in the Delaware Basin. As a result of the decline in commodity prices in late 2018, the Company reduced drilling and completion activity resulting in a backlog of 6 DUC’s. These are now in the process of being completed. A detailed overview of the Company’s current drilling operations and recent well activity can be found in the earnings presentation posted on the Company website. Recent Well IP Result: • Tiger #3H – Bone Spring (1 ½ mile lateral): Strong initial performance and lower D&C cost o 24-hour rate of 1,821 Boepd (63% liquids, 44% oil) or 239 Boepd per 1,000 lateral ft. o IP30-rate of 1,671 Boepd (62% liquids, 43% oil) o IP60-rate of 1,538 Boepd (62% liquids, 42% oil) o IP90-rate of 1,391 Boepd (63% liquids, 43% oil) • The East Axis #2H – Upper Wolfcamp A (1 ½ mile lateral): Lilis’ second 1.5-mile Wolfcamp A well drilled to date, with strong initial performance o 24-hour rate of 1,733 Boepd (54% liquids, 34% oil) or 223 Boepd per 1,000 lateral ft. o IP30-rate of 1,552 Boepd (56% liquids, 36% oil) o IP60-rate of 1,484 Boepd (55% liquids, 35% oil) • Moose #1H – Wolfcamp A (1 ½ mile lateral): Lilis’ first 1.5-mile Wolfcamp A well drilled to date o 24-hour rate of 1,691 Boepd (72% liquids, 55% oil) or 232 Boepd per 1,000 lateral ft. o IP30-rate of 1,035 Boepd (72% liquids,55% oil)

- IP60-rate of 908 Boepd (71% liquids, 54% oil)
- IP90-rate of 839 Boepd (71% liquids, 53% oil)
- IP120-rate of 817 Boepd (71% liquids, 53% oil)
- IP180-rate of 747 Boepd (70% liquids, 52% oil)

The Company spud 16 gross wells and completed gross 15 wells in the Wolfcamp A, B, XY, 2nd and 3rd Bone Spring; continuing the strategy of delineating and de-risking the acreage position both geographically and geologically.

Liquidity and Hedging:

As of December 31, 2018, the Company had cash and cash equivalents and available liquidity of approximately $54 million, approximately $71 million pro forma when adjusting for the borrowing base redetermination increase, effective March 5, 2019.

After recent additions to its hedge positions, a significant majority of the Company's expected 2019 oil production is subject to hedge protection. Specifically, approximately 80% and 60% of PDP crude oil volume are hedged for 2019 and 2020 respectively. The hedge portfolio protects the balance sheet and anticipated cash flow, while retaining exposure to higher commodity prices. The Company has also entered various basis swaps to protect against expansion of regional oil price differentials

Balance Sheet Recapitalization:

The balance sheet recapitalization allowed the Company to significantly de-lever its balance sheet by converting the remaining Second Lien Loan for a combination of preferred stock and common stock. The conversion of the second lien loan in its entirety substantially improves the Company's capital structure and extinguishes all dilutives linked to the Second Lien Loan and the Series C & D preferred stock instruments, a net 12 million share reduction. Concurrent with the exchange, Lilis' borrowing base redetermination resulted in a borrowing base increase to $125 million. Please see presentation posted the Company website on balance sheet recapitalization.

Effects of the conversion are summarized in the following table:

Capitalization ($MM)	**12/31/18**	**PF Adj.**	**PF 12/31/18**
Cash & Cash Equivalents	$21.1	$0.0	$21.1
Debt			
Revolving Credit Facility	$75.0	$0.0	$75.0
Second Lien Term Loan (Principal + PIK)	111.6	(111.6)	-
Total Debt	**$186.6**	**($111.6)**	**$75.0**
(+) Second Lien MW Premium	21.8	(21.8)	-
Total Debt (incl. 2L MW)	**$208.4**	**($133.4)**	**$75.0**
Equity			
Series C Preferred Stock	$134.8	$0.0	$134.8
Series D Preferred Stock	40.0	-	40.0
Series E Preferred Stock	-	60.0	60.0
Series F Preferred Stock	-	55.0	55.0
Common Stock	321.8	18.6	340.3
Other Stockholders' Equity (Deficit)	(307.7)	-	(307.7)
Total Equity	**$188.8**	**$133.6**	**$322.4**
Total Capitalization	**$375.5**	**$21.9**	**$397.4**
Liquidity			
Cash & Cash Equivalents	$21.1	$0.0	$21.1

(+) RBL Facility Capacity	108.0	17.0	125.0
(-) RBL Facility Borrowings	(75.0)	-	(75.0)
Total Liquidity	**$54.1**	**$17.0**	**$71.1**
Key Credit Statistics	**12/31/18**	**PF Adj.**	**PF 12/31/18**
Total Debt / 4Q'18 LQA Adj. EBITDAX	*4.3 x*	*(2.6 x)*	***1.7 x***
Net Debt / 4Q'18 LQA Adj. EBITDAX	*3.8 x*	*(2.6 x)*	***1.2 x***
Total Debt / Total Capitalization	*49.7%*	*(30.8%)*	***18.9%***
RBL Facility % Drawn	*69.4%*	*(9.4%)*	***60.0%***
Total Debt / TP Reserves ($ / BOE)	$4.37	($2.61)	**$1.76**
Total Debt / PD Reserves ($ / BOE)	$13.89	($8.31)	**$5.58**

Year-End 2018 Reserves:

Lilis posted strong reserve growth in 2018. The Company's proved reserves as of December 31, 2018 totaled 42.7 MMBoe with a PV-10 SEC value of $328 million.

Proved Reserve Highlights:

- Total proved reserves as of December 31, 2018, as compared to total proved reserves as of December 31, 2017, increased 273% to 42.7 MMBoe
- Crude oil reserves increased 196% to 21.2 MMBbls; NGL reserves increased 422% to 8.4 MMBbls, and natural gas reserves increased 390% to 78.7 MMcf, as compared to 2017

Natural Gas Midstream Discussion:

We continue to address third-party natural gas midstream inefficiencies caused by mechanical and operational challenges, impairing the productive effectiveness of third-party treating infrastructure. These issues, in turn, have caused fluctuations in both natural gas production and total BOE production. Substantial collaboration between both parties, has resulted in our third-party natural gas midstream provider establishing a plan based on the identified issues. The provider is working closely with our management team and consultants to resolve the issues and improve operating efficiency. We have seen periods of significant improvement in operating efficiency, particularly in late December 2018 and early 2019; however, during February 2019, periods of cold weather negatively impacted efficiency. These issues are being actively addressed and not expected to have the same impact next winter. These issues notwithstanding, the Company would like to emphasize that the realizable value of its assets is derived substantially from the significant oil- and liquids-rich nature of its acreage position, with over 90% of realized cash flow generated by oil and liquids.

Conference Call Information:

Management will host a conference call on Friday, March 8, 2019 at 11:00 AM Eastern Time to review financial results and provide an update on corporate developments. Following management's formal remarks, there will be a question and answer session.

Participants are asked to preregister for the call through the following link: http://dpregister.com/10129253. Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-866-777-2509 (domestic), 1-412-317-5413 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Lilis Energy Inc. call. The conference call will also be available through a live webcast, which can be accessed via the following link:

https://services.choruscall.com/links/llex190308.html, which is also available through the company’s website at: http://investors.lilisenergy.com/events-presentations. A webcast replay of the call will be available approximately one hour after the end of the call through June 8, 2019. The replay can be accessed through the above links. About Lilis Energy, Inc. Lilis Energy, Inc. is a Houston-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 20,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com. Contact: Wobbe Ploegsma V.P. Capital Markets & Investor Relations 210-999-5400, ext. 31 Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule. Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well. (1) Year-end pre-tax PV- 10 is a non-GAAP financial measure as defined by the SEC. The Company believes that the presentation of PV-10 useful to investors because it presents the discounted future cash flows attributable to reserves prior to taking into account income taxes and is frequently used by investors for comparison of the relative size and value of our reserves as compared to other companies without consideration of the company’s tax structure. PV-10 differs from standardized measure, the most directly comparable GAAP measure, because it does not include the effects of income taxes. A reconciliation of PV-10 to standardized measure is presented below.

Reconciliation of PV-10 to Standardized measure

Pre-tax PV-10, a non-GAAP financial measure as defined by the SEC, as of December 31, 2018 and 2017 is reconciled below to the standardized measure of discounted future net cash flows (in thousands)

	December 31, 2018	December 31, 2017
Standardized measure of discounted future net cash flows	292,734	68,812
Plus: Future income taxes (undiscounted)	62,842	-
Less: 10% discount on future income taxes	(27,817)	-
Total PV-10	327,759	68,812

Changes in total proved reserves for 2018 are summarized in the following table:

	Year Ended December 31, 2018			
	Oil (MBbl)	Natural Gas (MMcf)	NGLs (MBbl)	MBoe
Beginning of Year	7,171	16,060	1,605	11,453
Extensions and discoveries	15,882	38,958	4,566	26,941
Purchase of reserves	1,883	8,897	683	4,049
Sale of reserves	-	-	-	-
Revisions of previous estimates	(2,641)	17,691	1,769	2,076
Production	(1,090)	(2,856)	(246)	(1,812)
End of Year	21,205	78,750	8,377	42,707

Lilis' internally prepared estimated proved reserves as of December 31, 2018 were audited by Cawley, Gillespie & Associates, Inc. and are summarized in the table below:

	Oil (MBbl)	N. Gas (MMcf)	NGLs (MBbl)	Total (MBOE)	PV-10 (SEC $M)
Proved Developed Reserves	6,278	27,046	2,654	13,440	$192,889
Proved Undeveloped Reserves	14,927	51,704	5,723	29,267	134,870
Total Proved Reserves	21,205	78,750	8,377	42,707	$327,759

Proved Reserve Reconciliation: Crude Oil Natural Gas NGLs (MBbl) (MMcf) (MBbl) January 1, 2017 551 3,872 3 Extensions and discoveries 6,792 14,438 1,456 Purchase of reserves - - - Sale of reserves (92) (365) (3) Revisions of previous estimates 293 (1,109) 223 Production (372) (776) (74) December 31, 2017 7,171 16,060 1,605 Extensions and discoveries 15,882 38,958 4,566 Purchase of reserves 1,883 8,897 683 Sale of reserves - - - Revisions of previous estimates (2,641) 17,691 1,769 Production (1,090) (2,856) (246) December 31, 2018 21,205 78,750 8,377 Proved Developed Reserves, included above: Balance, January 1, 2017 551 3,872 3 Balance, December 31, 2017 2,531 6,594 644 Balance, December 31, 2018 6,278 27,046 2,654 Proved Undeveloped Reserves, included above: Balance, January 1, 2017 - - - Balance, December 31, 2017 4,640 9,465 960 Balance, December 31, 2018 14,927 51,703 5,723

Condensed Consolidated Statement of Operations Information: For the Year Ended December 31, 2018 2017 ($ in thousands except per share data) Oil and gas revenue $ 70,216 $ 21,612 Operating expenses: Production costs 13,843 5,832 Gathering, processing and transportation 3,392 1,191 Production taxes 3,709 1,187 General and administrative 33,251 49,851 Depreciation, depletion, amortization and accretion 25,367 7,025 Impairment of oil and gas properties - 10,505 Total operating expenses $ 79,562 $ 75,591 Operating income (loss) $ (9,346) $ (53,979) Other income (expense): Other income (expense) 2 18 Loss from early extinguishment of debt (20,370) - Gain (Loss) from commodity derivatives 55 (1,063) Gain (loss) from debt conversion and warrant derivatives 58,343 (6,260) Gain (loss) on redeemable 6% preferred stock - (41) Interest expense (32,827) (18,757) Total other income (expense) $ 5,203 $ (26,103) Net income (loss) (4,143) (80,082) Dividends on Series C preferred stock (9,877) - Dividends on Series D preferred stock (810) - Dividends on redeemable preferred stock - (122) Dividends on Series B preferred stock - (4,635) Net loss $ (14,830) $ (84,839) Net loss per common share: Basic $ (0.24) $ (2.00) Diluted $ (0.47) $ (2.00) Weighted average common shares outstanding: Basic 62,854 42,428 Diluted 78,451 42,428 Condensed Consolidated Statement of Cash Flows Information: Year Ended December 31, 2018 2017 ($ in thousands) Net cash provided by (used in): Operating activities $ 92,132 $ (7,243) Investing activities (242,935) (147,502) Financing activities 154,478 160,468

Condensed Consolidated Balance Sheet Information: As of As of December 31, 2018 December 31, 2017 ($ in thousands, except share and per share data) Cash and cash equivalents $ 21,137 $ 17,462 Accounts receivable, net of allowance of $25 and $39, respectively 20,546 7,426 Derivative instruments 2,551 - Total current assets $ 46,085 $ 25,472 Total oil and natural gas properties, net 430,379 170,305 Total assets $ 480,773 $ 195,944 Total current liabilities 76,967 25,435 Total long-term liabilities 217,449 201,457 Total liabilities $ 294,416 $ 226,892 Series C-1 Preferred stock, 10,000,000 shares authorized, 100,000 shares issued and outstanding with a liquidation preference of $24.3 million as of December 31, 2018 106,773 — Series C-2 Preferred stock, 10,000,000 shares authorized, 25,000 of shares issued and outstanding with a liquidation preference of $5.7 million as of December 31, 2018 25,522 — Series D Preferred stock 10,000,000 shares authorized, 39,254 shares issued and outstanding with a liquidation preference of $10.0 million as of December 31, 2018 40,729 — Total stockholders’ equity (deficit) (71,182,016 and 53,368,331 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively) 13,332 (30,948) Total liabilities and stockholders’ deficit $ 480,773 $ 195,944 Non-GAAP Adjusted EBITDAX For the Three Months Ended For the Year Ended December 31, December 31, 2018 2017 2018 2017 Reconciliation of Adjusted EBITDAX: ($ in thousands except per share data) Net loss $ 17,675 $ (41,943) $ (4,143) $ (80,082) Non-cash equity-based compensation 1,346 7,061 9,000 21,538 Interest expense, net 6,218 7,673 32,827 18,757 Depreciation, depletion, amortization and accretion 7,795 3,079 25,367 7,025 Loss (gain) from fair value changes of debt conversion and warrant derivatives (38,844) 10,555 (58,343) 6,301 Impairment of evaluated oil and natural gas properties - 10,505 - 10,505 Loss on early extinguishment of debt 20,370 - 20,370 - Unrealized Loss from commodity derivatives, net (9,228) 853 (1,977) 853 Other expense (income), net - 1 (2) (18) Non-recurring expenses 5,510 - 11,985 7,973 Non- GAAP Adjusted EBITDAX $ 10,841 $ (2,216) $ 35,083 $ (7,148)